Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports fourth quarter and full-year 2021 financial results
•Record fourth quarter net sales of about $4.2 billion, about 12% higher than prior year
•Organic sales growth of nearly 4%, led by higher selling prices
•Reported earnings per diluted share (EPS) of $1.12 and adjusted EPS of $1.26
•Continuing supply disruptions and increased manufacturing interruptions negatively impacted sales and operating costs
•Raw material cost inflation up 30% year over year in the fourth quarter
•Fourth quarter share repurchases of more than $200 million; balance sheet flexibility remains
•Record full-year sales of about $16.8 billion, aided by 10% organic growth
•Increased acquisition synergy targets by 15% to $150 million of earnings

PITTSBURGH, Jan. 20, 2022 – PPG (NYSE:PPG) today reported financial results for the fourth quarter 2021.
Fourth Quarter Consolidated Results

$ in millions, except EPS	4Q 2021	4Q 2020	Y-O-Y change
Net sales*	$4,190	$3,757	+12%
Net income†	$267	$272	-2%
Adjusted net income†**	$298	$403	-26%
EPS†	$1.12	$1.14	-2%
Adjusted EPS†**	$1.26	$1.69	-25%
*Components of year-over-year net sales change: higher selling prices (+8%), lower sales volumes (-4%), acquisition-related sales (+9%), unfavorable foreign currency translation (-1%)
**Detailed reconciliations of the reported to the adjusted figures are included below
†From continuing operations

Chairman and CEO Comments
Michael H. McGarry, PPG chairman and chief executive officer, commented on the quarter:
We achieved higher sales than we originally forecasted as demand for our products remained strong and we continued to rapidly implement additional selling price increases. Our quarterly sales, which were a record for any fourth quarter, were aided by acquisition-related sales and above-market sales volume performance in several of our end-use markets, including automotive refinish, marine, and PPG-Comex architectural coatings. The prior year fourth quarter results included elevated architectural coatings do-it-yourself demand and higher global industrial activity related to initial recovery from the pandemic.

From an earnings perspective, selling prices improved sequentially versus the third quarter and increased 8% year-over-year, partially offsetting raw material and logistics cost inflation. However, we experienced significantly higher operating costs due to unpredictable manufacturing interruptions at both our facilities and our customers’ operations stemming from a rapid and substantial impact from labor availability due to COVID-19. Also impacting sales and earnings were ongoing raw material and transportation availability challenges resulting in continued difficulty fulfilling strong order books in several end-use markets, as we ended the quarter with order backlog of over $150 million.
We remained pleased with the integration pace of our five recent acquisitions and have identified further opportunities driving our total synergy target to $150 million in earnings, a 15% increase from the original goal. PPG’s 2022 annual investor deep dive is scheduled on June 9 in Europe to review these acquisitions in further detail.
Looking ahead, while demand for PPG products remains strong, the heightened supply and COVID-related disruptions experienced in the fourth quarter are expected to continue in the first quarter of the year impacting our ability to manufacture and deliver product. We expect raw material costs to remain at an elevated level and we are experiencing additional inflation in other cost areas, including logistics and labor. Further selling price increases are being implemented in all of our businesses to mitigate the incremental inflation, and we continue to aggressively manage all aspects of our cost structure, including actions to minimize the cost impacts of the current supply challenges.
Lastly, as I reflect on 2021, I am very proud and appreciative of our employees who helped navigate many challenges during the past year and provided excellent service to our customers. Operationally, this was a very difficult year, and it was through their perseverance and dedication to living our values through The PPG Way that we were able to deliver record full-year net sales and adjusted earnings per share. Strategically, we made progress in strengthening the company with the successful integration of five acquisitions and further optimizing our cost structure including $135 million of cost savings from our restructuring programs. We continued to reward our shareholders by extending our consecutive annual dividend payments to over 120 years, including raising our annual dividend payout for the 50th successive year.
I remain very confident that as the business environment returns to a more normal state we are well positioned to deliver strong organic sales and earnings growth. We not only see a path to returning to our prior peak operating margins, but to exceeding them over time.

Fourth Quarter 2021 Reportable Segment Financial Results
•Performance Coatings segment

$ in millions	4Q 2021	4Q 2020	% change
Net sales	$2,507	$2,167	+16%
Segment income	$243	$299	-19%
Segment income %	9.7%	13.8%
Sales volumes			-2%
Selling prices			+8%
Acquisition-related sales			+11%
Foreign currency translation			-1%
Performance Coatings net sales increased primarily due to acquisition-related sales and selling price increases across all businesses. While demand remained strong in most end-use markets, raw material availability constrained sales in all businesses, with the largest impacts in the architectural Americas and Asia Pacific, automotive refinish and aerospace coatings businesses. As expected, demand for architectural coatings do-it-yourself products continued to contract in all major regions compared to elevated 2020 fourth quarter levels. Automotive refinish coatings organic sales grew by a mid-single-digit percentage as demand continues to gradually improve and the company outperformed market growth, with further recovery expected as aggregate body shop demand remains about 10% below pre-pandemic levels. Aerospace coatings sales volumes were well above prior-year levels despite increasing manufacturing disruptions, but still remain about 20% below fourth quarter 2019 levels. Protective and marine coatings sales volumes were up about 10% year-over-year driven by strong above-market growth. Ennis-Flint and Tikkurila represented the majority of the acquisition-related sales.
Segment income was lower than the prior year, mainly due to raw material and logistics cost inflation, increased manufacturing costs and lower sales volumes, partially offset by higher selling prices coupled with restructuring cost savings.

•Industrial Coatings segment

$ in millions	4Q 2021	4Q 2020	% change
Net sales	$1,683	$1,590	+6%
Segment income	$105	$282	-63%
Segment income %	6.2%	17.7%
Sales volumes			-8%
Selling prices			+9%
Acquisition-related sales			+6%
Foreign currency translation			-1%
Industrial Coatings net sales increased primarily due to acquisition-related sales and selling price increases across all businesses, partially offset by lower sales volumes. In comparison to strong prior year demand, automotive original equipment manufacturer (OEM) coatings sales volumes were down and slightly below automotive industry production rates due to customer mix, and continued to be impacted by lower year-over-year industry production due to semiconductor chip shortages. Industrial coatings sales volumes were lower driven by softer demand in Asia Pacific and in comparison with a strong, prior-year pandemic recovery-related demand. Packaging coatings once again delivered strong organic sales growth, led by higher selling prices and strong sales volumes in the U.S. and Canada and EMEA regions. Wörwag, Tikkurila and Cetelon represented the acquisition-related sales.
Segment income was lower than the prior year mainly due to raw material cost inflation, elevated operating costs due to intermittent manufacturing outages and lower sales volumes. These were partially offset by higher selling prices, restructuring cost savings, and acquisition-related earnings.

Additional Financial Information
•The company had cash and short-term investments totaling about $1.1 billion. Net debt was $5.5 billion at the end of the fourth quarter, which is down about $350 million since funding the Tikkurila acquisition in June 2021.
•Corporate expenses were about $45 million in the fourth quarter, lower than expected due to a reduction in management incentive compensation expense.
•Business restructuring programs delivered about $20 million of cost savings in the quarter and totaled nearly $135 million for the full-year 2021.
•The company’s reported and adjusted effective tax rates for the fourth quarter were about 1% and 5%, respectively. The fourth quarter tax rate was lower than expected due to the geographic mix of earnings in the fourth quarter and certain favorable discrete tax items. The full-year reported and adjusted tax rates for 2021 were 20.6% and 20.0% which were comparable to the 2020 rates of 21.4% and 22.6%, respectively.

Full-Year 2021 Financial Results

$ in millions, except EPS	2021	2020	Y-O-Y change
Net sales*	$16,802	$13,834	+21%
Net income†	$1,420	$1,056	+34%
Adjusted net income†**	$1,619	$1,452	+12%
EPS†	$5.93	$4.44	+34%
Adjusted EPS†**	$6.77	$6.12	+11%
*Components of year-over-year net sales change: higher selling prices (+5%), higher sales volumes (+5%), acquisition-related sales (+9%), favorable foreign currency translation (+2%)
**Detailed reconciliations of the reported to the adjusted figures are included below
†From continuing operations

Full-year 2021 reported net sales from continuing operations were approximately $16.8 billion, up about 21% versus the prior year. Organic sales were higher by 10% including sales volume growth and higher selling prices. About 40% of the business portfolio remains more than 15% below pre-pandemic sales volume levels, and is expected to be a revenue and earnings growth catalyst in 2022 and 2023. This 40% represents the automotive OEM, aerospace, and automotive refinish coatings businesses.
For 2021, the company paid $536 million in dividends and $2.1 billion for acquisitions. Capital expenditures totaled $371 million, which was higher than the prior year but still below more normalized historical levels due to pandemic-related constraints. The company had about $1.3 billion remaining on its current share repurchase authorization at the end of 2021.

Outlook
In addition, the company today reported the following projections for the first quarter 2022 based on current global economic activity and in consideration of the near-term economic uncertainty associated with the impact of the pandemic:
•Aggregate net sales volumes down a mid-single-digit percentage on a year-over-year basis
•Corporate expenses are expected to be about $70 million. The first quarter is typically higher than other quarters.
•Net interest expense is expected to be about $25 million
•Effective tax rate of 22% to 23%
•Reported EPS of $0.84 to $1.02
•Adjusted EPS $1.02 to $1.20, excluding amortization expense of $0.14 and costs related to previously approved and communicated business restructuring of $0.04.

A detailed commentary and associated presentation slides related to the fourth quarter and full-year financial information is posted on the company’s investor relations website.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for nearly 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 75 countries and reported net sales of $16.8 billion in 2021. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.
Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, January 20. The company will hold a conference call to review its fourth quarter and full-year 2021 financial performance on January 21, at 8 a.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/sreg/10162714/f05c2db6d2. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at

www.ppg.com. A telephone replay will be available, January 21, beginning at approximately 10:30 a.m. ET, through February 4 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-877-344-7529; Canada, 1-855-669-9658; international, +1-412-317-0088; passcode 8249255. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Friday, January 20, 2023.
Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of COVID-19, global economic conditions, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2020 Annual Report on Form 10-K and third quarter 2021 quarterly report on Form 10-Q are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.
All information in this release speaks only as of January 20, 2022, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2021		Fourth Quarter 2020
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$267	$1.12	$272	$1.14
Acquisition-related amortization expense	35	0.15	25	0.10
Acquisition-related costs, net(b)	4	0.02	7	0.03
Pension settlement charges	36	0.15	—	—
Environmental remediation charges	7	0.03	10	0.04
Business restructuring-related costs, net(c)	50	0.21	18	0.08
Asbestos-related claims reserve adjustment(d)	(101)	(0.42)	—	—
Expenses incurred due to natural disasters(e)	—	—	7	0.03
Impairment charges(f)	—	—	64	0.27
Adjusted net income, excluding certain items	$298	$1.26	$403	$1.69

	Full Year 2021		Full Year 2020
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$1,420	$5.93	$1,056	$4.44
Acquisition-related amortization expense	130	0.55	99	0.42
Acquisition-related costs, net(b)	69	0.29	7	0.03
Pension settlement charges	36	0.15	—	—
Environmental remediation charges	26	0.11	19	0.08
Net tax charge related to UK statutory rate change	22	0.09	—	—
Business restructuring-related costs, net(c)	20	0.08	166	0.70
Expenses incurred due to natural disasters(e)	13	0.06	13	0.06
Impairment charges(f)	12	0.05	64	0.27
Change to allowance for doubtful accounts related to COVID-19	(11)	(0.05)	23	0.10
Income from legal settlements	(17)	(0.07)	—	—
Asbestos-related claims reserve adjustment(d)	(101)	(0.42)	—	—
Debt extinguishment charge	—	—	5	0.02
Adjusted net income, excluding certain items	$1,619	$6.77	$1,452	$6.12

	Fourth Quarter 2021			Fourth Quarter 2020
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$282	$4	1.4%	$345	$67	19.4%
Acquisition-related amortization expense	46	11	24.8%	33	8	26.1%
Acquisition-related costs, net(b)	5	1	22.3%	9	2	21.6%
Pension settlement charges	50	14	26.6%	—	—	—%
Environmental remediation charges	9	2	24.3%	14	4	25.1%
Business restructuring-related costs, net(c)	67	17	25.3%	24	6	26.8%
Asbestos-related claims reserve adjustment(d)	(133)	(32)	24.3%	—	—	—%
Expenses incurred due to natural disasters(e)	—	—	—%	9	2	25.1%
Impairment charges(f)	—	—	—%	93	25	26.9%
Adjusted effective tax rate, excluding certain items	$326	$17	5.2%	$527	$114	21.6%

	Full Year 2021			Full Year 2020
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$1,815	$374	20.6%	$1,362	$291	21.4%
Acquisition-related amortization expense	172	42	24.4%	132	33	25.0%
Acquisition-related costs, net(b)	86	17	19.8%	9	2	21.6%
Pension settlement charges	50	14	26.6%	—	—	—%
Environmental remediation charges	35	9	24.3%	26	7	24.7%
Net tax charge related to UK statutory rate change	—	(22)	N/A	—	—	—%
Business restructuring-related costs, net(c)	27	7	25.9%	224	58	25.9%
Expenses incurred due to natural disasters(e)	17	4	24.3%	17	4	24.7%
Impairment charges(f)	21	6	29.2%	93	25	26.9%
Change to allowance for doubtful accounts related to COVID-19	(14)	(3)	24.7%	30	7	23.2%
Income from legal settlements	(22)	(5)	24.3%	—	—	—%
Asbestos-related claims reserve adjustment(d)	(133)	(32)	24.3%	—	—	—%
Debt extinguishment charge	—	—	—%	7	2	24.3%
Adjusted effective tax rate, excluding certain items	$2,054	$411	20.0%	$1,900	$429	22.6%

(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Acquisition-related costs, net include the impact for the step up to fair value of inventory acquired in certain acquisitions which are included in Cost of Sales, exclusive of depreciation and amortization in the condensed consolidated statement of income. Acquisition-related costs also include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income.

(c)Business restructuring-related costs, net include business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs and a $34 million net gain on the sale of certain assets recorded in the third quarter 2021. Incremental business restructuring charges of $52 million were recorded in the fourth quarter 2021 related to recent acquisitions.
(d)In the fourth quarter 2021, the reserve for asbestos-related claims was reduced to reflect the company’s current estimate of potential liability for these claims.
(e)In 2020, two hurricanes damaged a southern U.S. factory supporting the company's specialty coatings and materials business. In early 2021, a winter storm further damaged that factory as well as other company factories in the southern U.S. Incremental expenses incurred due to these storms included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas.
(f)Impairment charges were recorded in the fourth quarter 2020 related to the planned sale of certain smaller entities in non-strategic regions and for certain asset write-downs. The revenue of these entities to be sold represent less than 1% of PPG annual net sales. An incremental impairment charge was recorded in the third quarter 2021 related to the previously planned sale of certain smaller entities in non-strategic regions.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2021	2020	2021	2020
Net sales	$4,190	$3,757	$16,802	$13,834
Cost of sales, exclusive of depreciation and amortization	2,692	2,140	10,286	7,777
Selling, general and administrative (Note A)	984	882	3,780	3,389
Depreciation	103	91	389	371
Amortization	46	34	172	138
Research and development, net	116	100	439	379
Interest expense	30	31	121	138
Interest income	(7)	(5)	(26)	(23)
Asbestos-related claims reserve adjustment	(133)	—	(133)	—
Pension settlement charges	50	—	50	—
Business restructuring, net	52	2	31	174
Impairment charges	—	93	21	93
Other (income)/charges, net (Note B)	(25)	44	(143)	36
Income before income taxes	$282	$345	$1,815	$1,362
Income tax expense	4	67	374	291
Income from continuing operations	278	278	1,441	1,071
Income from discontinued operations, net of tax	19	—	19	3
Net income attributable to the controlling and noncontrolling interests	297	278	1,460	1,074
Net income attributable to noncontrolling interests	(11)	(6)	(21)	(15)
Net income (attributable to PPG)	$286	$272	$1,439	$1,059

Amounts attributable to PPG:
Income from continuing operations, net of tax	$267	$272	$1,420	$1,056
Income from discontinued operations, net of tax	19	—	19	3
Net income (attributable to PPG)	$286	$272	$1,439	$1,059

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.12	$1.15	$5.98	$4.46
Income from discontinued operations, net of tax	0.08	—	0.08	0.01
Net income (attributable to PPG)	$1.20	$1.15	$6.06	$4.47

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.12	$1.14	$5.93	$4.44
Income from discontinued operations, net of tax	0.08	—	0.08	0.01
Net income (attributable to PPG)	$1.20	$1.14	$6.01	$4.45

Average shares outstanding	237.4	237.2	237.6	236.8

Average shares outstanding - assuming dilution	239.2	238.6	239.4	237.9

Note A:
Selling, general and administrative expense in 2021 includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions.

Note B:
In 2021, Other (income)/charges, net includes the following favorable items versus the prior year: a $34 million gain on the sale of certain assets in the third quarter, $22 million of favorable legal settlements in the second quarter and the favorable impact of lower non-service components of net periodic pension cost in each quarter.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Twelve Months Ended
	December 31
	2021	2020
Cash from operating activities - continuing operations	$1,562	$2,129
Cash used for investing activities:
Capital expenditures	$371	$304
Business acquisitions, net of cash balances acquired	$2,137	$1,169
Financing activities:
Dividends paid on PPG common stock	$536	$496

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2021	2020
Current assets:
Cash and cash equivalents	$1,005	$1,826
Short-term investments	67	96
Receivables, net	3,118	2,726
Inventories	2,171	1,735
Other current assets	379	415
Total current assets	$6,740	$6,798

Current liabilities:
Short-term debt and current portion of long-term debt	$9	$578
Accounts payable and accrued liabilities	4,371	3,792
Current portion of operating lease liabilities	192	180
Restructuring reserves	173	281
Total current liabilities	$4,745	$4,831

Long-term debt	$6,572	$5,171

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2021	2020
Operating Working Capital (a)	$2,298	$1,998
As a percent of quarter sales, annualized	13.7%	13.3%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended December 31		Twelve Months Ended December 31
	2021	2020	2021	2020
Net sales
Performance Coatings	$2,507	$2,167	$10,333	$8,495
Industrial Coatings	1,683	1,590	6,469	5,339
Total	$4,190	$3,757	$16,802	$13,834

Segment income
Performance Coatings	$243	$299	$1,491	$1,359
Industrial Coatings	105	282	680	750
Total	$348	$581	$2,171	$2,109

Items not allocated to segments
Corporate	(45)	(61)	(194)	(226)
Interest expense, net of interest income	(23)	(26)	(95)	(115)
Acquisition-related costs, net (Note A)	(5)	(9)	(86)	(9)
Pension settlement charges	(50)	—	(50)	—
Environmental remediation charges	(9)	(14)	(35)	(26)
Business restructuring-related costs, net (Note B)	(67)	(24)	(27)	(224)
Impairment charges (Note C)	—	(93)	(21)	(93)
Expenses incurred due to a natural disaster (Note D)	—	(9)	(17)	(17)
Change in allowance for doubtful accounts related to COVID-19	—	—	14	(30)
Income from legal settlements	—	—	22	—
Asbestos-related claims reserve adjustment (Note E)	133	—	133	—
Debt extinguishment charge	—	—	—	(7)
Income before income taxes	$282	$345	$1,815	$1,362

Note A:
Acquisition-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Acquisition-related costs also include the impact for the step up to fair value of inventory acquired in certain acquisitions which are included in Cost of Sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
Note B:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs and a $34 million gain on the sale of certain assets in connection with the company’s manufacturing footprint consolidation plans and associated restructuring programs. This gain is included in Other (income)/charges, net in the condensed consolidated statements of income. Incremental business restructuring charges of $52 million were recorded in the fourth quarter 2021 related to recent acquisitions.

Note C:
Impairment charges were recorded in the fourth quarter 2020 related to the planned sale of certain smaller entities in non-strategic regions and for certain asset write-downs. An incremental impairment charge was recorded in the third quarter 2021 related to the previously planned sale of certain smaller entities in non-strategic regions.
Note D:
In 2020, two hurricanes damaged a southern U.S. factory supporting the company's specialty coatings and materials business. In early 2021, a winter storm further damaged that factory as well as other company factories in the southern U.S. Incremental expenses incurred due to these storms included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas.
Note E:
In the fourth quarter 2021, the reserve for asbestos-related claims was reduced to reflect the company’s current estimate of potential liability for these claims.
We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.